Exhibit 99.1

Pattern Energy Reports Third Quarter Results
- $22.3 million in Q3 CAFD positions Pattern Energy to achieve 2015 CAFD annual estimate -
- Declares increased dividend of $0.372 per Class A common share for fourth quarter 2015 -
SAN FRANCISCO, California, November 5, 2015 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ: PEGI) (TSX: PEG) today announced its financial results for the third quarter of 2015.
Highlights
(Comparisons made between fiscal Q3 2015 and fiscal Q3 2014 results, unless otherwise noted)

•	Cash available for distribution (CAFD) of $22.3 million, up 104%

•	Adjusted EBITDA of $58.7 million, up 32%

•	Proportional GWh sold of 1,256 GWh, up 77%

•	Revenue of $89.7 million, up 25%

•
Declared a fourth quarter dividend of $0.372 per Class A common share or $1.49 on an annualized basis, subsequent to the end of the period, representing a 2.5% increase over the previous quarter’s dividend

•
Increased owned capacity to 2,282 MW with the acquisition of the remaining interests of the 283 MW Gulf Wind project resulting in 100% ownership and subsequently recapitalized the project by repaying the short maturity project debt with corporate capital

•	Commenced commercial operations at the 200 MW Logan’s Gap project in which the Company holds an owned interest of 164 MW

•	Completed a $350 million capital raise consisting of a $225 million convertible note private placement and a $125 million common equity public offering

•	Increased available borrowings under its existing revolving credit facility from $350.0 million to $450.0 million

•
Refinanced project-level debt at Lost Creek, and subsequent to the end of the quarter, Spring Valley, which reduced borrowing costs through lower interest rates and tenures aligned with contracted offtake agreements

•	Re-iterated 2015 cash available for distribution estimate of $81 million to $87 million

•
Announced no new capital required to be raised to fund 16 existing assets, including Amazon Wind Farm (Fowler Ridge) which is in construction and scheduled to commence operations in the fourth quarter of 2015

“We have achieved substantial growth since our IPO. Our existing asset base will also continue to produce increased CAFD through next year compared to 2015, without any further capital requirements,” said Mike Garland, President and CEO of Pattern Energy. “We believe we are well positioned to grow our business with our existing asset base and cash flows, the absence of any IDRs, our internal management structure and the high degree of flexibility provided by our private sponsor.”

Financial Results
Pattern Energy sold 1,256,403 MWh of electricity on a proportional basis in the third quarter of 2015 compared to 710,326 MWh sold in the same period in 2014. Pattern Energy sold 3,390,081 MWh of electricity on a proportional basis for the nine months ended September 30, 2015 compared to 2,026,235 MWh sold in the same period in 2014. These increases are primarily the result of the commencement of commercial operations at various projects throughout 2014 and 2015 and the acquisition of new projects in 2015. Specifically, commencement of commercial operations at Panhandle 2, Grand, K2 and Logan’s Gap and the acquisitions of Lost Creek, Post Rock and noncontrolling interests in Gulf Wind impacted both the quarterly and year-to-date periods. The year-to-date increase was also positively impacted by the first full period contribution from commencement of commercial operations at South Kent, Panhandle 1 and El Arrayán at various times during 2014. Overall, production met the Company's expectations for the third quarter compared to its long-term forecast.

Net loss was $35.3 million in the third quarter of 2015, compared to $9.3 million in the same period last year. The changes in net loss are primarily due to third quarter other expense items associated with Gulf Wind's early extinguishment of debt and termination of associated interest rate instruments. In addition, the net loss for the third quarter increased due to unrealized losses on interest rate derivatives, and losses in unconsolidated investments as a result of decreasing forward interest rate curves.

Net loss was $51.7 million for the nine months ended September 30, 2015 compared to $24.0 million for the same period in 2014 due primarily to the third quarter other expense items associated with Gulf Wind's early extinguishment of debt, offset by increased earnings in unconsolidated investments.

Adjusted EBITDA was $58.7 million for the third quarter of 2015 compared to $44.3 million in the same period last year. Adjusted EBITDA was $172.3 million for the nine months ended September 30, 2015 compared to $140.4 million in the same period last year. The increases in adjusted EBITDA for the quarterly and year-to-date periods were primarily attributable to the commencement of commercial operations at various projects throughout 2014 and 2015 and the acquisitions in 2015, both of which are referenced above. The increase in the year-to-date period was also impacted by a $5.8 million increase in energy derivative settlements at Gulf Wind recorded during the nine months ended September 30, 2015 compared to the same period last year. Reconciliations of Adjusted EBITDA to net loss determined in accordance with GAAP for both the quarterly and nine-month periods are shown below.

Cash available for distribution was $22.3 million in the third quarter of 2015 compared to $10.9 million in the same period last year. The increase is primarily attributable to electricity sales from the commencement of operations and the acquisitions referenced above, a $4.9 million increase in cash distributions from unconsolidated investments, and a $5.4 million cash distribution from the partial refund of a deposit associated with the Gulf Wind energy derivative. These increases were partially offset by increases in project expenses of approximately $5.0 million, operating expenses of $1.8 million and interest expense of $1.9 million primarily from the commencement of operations at Panhandle 2 and Logan's Gap as well as the acquisitions of Lost Creek and Post Rock.

Cash available for distribution was $59.6 million for the nine months ended September 30, 2015 compared to $44.8 million in the same period last year. The increase is primarily due to additional electricity sales from the commencement of commercial operations and acquisitions referenced above, an $18.8 million increase in cash distributions from unconsolidated investments, and a $5.8 million increase from energy derivative settlements and a $5.4 million cash distribution from the partial refund of a deposit associated with the Gulf Wind energy derivative. These increases were partially offset by increases in project expenses of $25.5 million, operating expenses of $7.5 million, interest expense of $8.4 million, primarily from the commencement of operations at Panhandle 1, El Arrayán, Panhandle 2, and Logan's Gap and the acquisitions of Lost Creek and Post Rock.

Reconciliations of cash available for distribution to net cash provided by operating activities for both the quarterly and nine-month periods determined in accordance with GAAP are shown below.

Quarterly Dividend
Pattern Energy declared an increased dividend for the fourth quarter 2015, payable on January 29, 2016, to holders of record on December 31, 2015, in the amount of $0.372 per Class A share, which represents $1.49 on an annualized basis. This is a 2.5 percent increase from the third quarter 2015 dividend of $0.363.

Construction Pipeline
The table below outlines Pattern Energy’s Amazon Wind Farm (Fowler Ridge) project currently in construction, the capacity owned and the project’s anticipated commencement date for commercial operation.

Asset	Location	Owned MW	Commercial Operation
Amazon Wind Farm (Fowler Ridge)	Indiana	116	Q4 2015

Third-party Acquisitions
In July 2015, Pattern Energy purchased the remaining 170 MW in the 283 MW Gulf Wind facility from MetLife Capital, Limited Partnership and Pattern Development. With the purchases, Pattern Energy now owns 100% of the membership interests in the Gulf Wind facility. Pattern Energy also prepaid 100% of the outstanding balance of the Gulf Wind facility’s term loan of approximately $154.1 million shortly after closing the two acquisitions.

Acquisition Pipeline
Pattern Energy has the Right of First Offer (ROFO) on a pipeline of acquisition opportunities from Pattern Development.

On August 7, 2015, Pattern Development, through two of its subsidiaries entered into two 20-year Power Purchase Agreements (PPA) with the Southern California Edison Company in connection with 297 MW of a 497 MW gross capacity wind power project, referred to as "Broadview" and based in Curry County, New Mexico, that was previously added to the identified ROFO list. Subsequent to the end of the quarter, on October 20, 2015, Pattern Development entered into a 25-year PPA with the Sacramento Municipal Utility District in connection with the remaining 200 MW of the wind project, referred to as "Grady." The project, which is being built in multiple phases, will deliver wind power directly into California.

The identified ROFO list stands at 1,270 MW of total owned capacity. Since its IPO, Pattern Energy has purchased 832 MW from Pattern Development and in aggregate grown the identified ROFO list from 746 MW to a total of 2,102 MW. The table below sets forth the current list of identified ROFO projects:

Asset	Location	Owned MW	Commercial Operation
Armow	Ontario	90	In construction
Meikle	British Columbia	180	In construction
Conejo Solar	Chile	84	In construction
Belle River	Ontario	50	Securing final permits
Henvey Inlet	Ontario	150	Late stage development
Mont Sainte-Marguerite	Québec	147	Late stage development
North Kent	Ontario	43	Late stage development
Broadview/Grady	New Mexico	398	Late stage development
Tsugaru	Japan	63	Late stage development
Ohorayama	Japan	31	Late stage development
Kanagi Solar	Japan	5	In construction
Futtsu Solar	Japan	17	In construction
Otsuki	Japan	12	Operational
Total		1,270

The list of identified ROFO projects represents a portion of Pattern Development’s 5,900 MW pipeline of development projects, all of which are subject to Pattern Energy’s ROFO. The 5,900 MW includes Pattern Development’s interests in both its majority stake in Tokyo-based GPI and its joint venture with CEMEX Energia in Mexico. GPI has up to 1,000 MW of near and longer term wind and solar projects in development. The joint venture between Pattern Development and CEMEX Energia has a goal of developing 1,000 MW of wind and solar generation in Mexico over the next five years where recent reforms set a mandate of 35% of generation to come from clean resources by 2024.

Adjusted EBITDA and Cash Available for Distribution Non-GAAP Reconciliations
The following tables reconcile non-GAAP net loss to Adjusted EBITDA and net cash provided by operating activities to cash available for distribution, respectively, for the periods presented (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net loss	$(35,332)	$(9,281)	$(51,734)	$(24,013)
Plus:
Interest expense, net of interest income	18,278	17,742	54,692	47,685
Tax (benefit) provision	(2,181)	(3,538)	676	(1,505)
Depreciation, amortization and accretion	40,241	30,015	104,082	72,476
EBITDA	$21,006	$34,938	$107,716	$94,643
Unrealized (gain) loss on energy derivative	(4,630)	(3,139)	(1,600)	11,143
Interest rate derivative settlements	2,412	1,030	4,331	3,082
Unrealized loss (gain) on derivatives, net	5,090	(66)	2,393	6,599
Realized loss on derivatives	9,810	—	9,810	—
Early extinguishment of debt	4,113	—	4,113	—
Net loss (gain) on transactions	74	68	2,663	(14,469)
Plus, proportionate share from equity accounted investments:
Interest expense, net of interest income	6,466	4,000	17,085	9,197
Tax provision	—	—	—	102
Depreciation, amortization and accretion	6,746	4,299	16,246	9,023
Unrealized loss on interest rate and currency derivatives, net	7,637	3,215	9,531	21,046
Realized loss on interest rate and currency derivatives	—	—	—	22
Adjusted EBITDA	$58,724	$44,345	$172,288	$140,388

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$34,682	$23,078	$83,282	$83,900
Changes in operating assets and liabilities	(4,293)	(2,035)	(6,429)	(7,720)
Network upgrade reimbursement	618	1,236	1,854	2,472
Release of restricted cash to fund project and general and administrative costs	—	149	1,501	210
Operations and maintenance capital expenditures	27	(40)	(294)	(134)
Transaction costs for acquisitions	49	—	1,826	1,128
Distributions from unconsolidated investment	9,647	4,704	23,494	4,704
Reduction of other asset - Gulf Wind energy derivative deposit	5,355	—	5,355	—
Other	(1,261)	—	(1,553)	—
Less:
Distributions to noncontrolling interests	(2,871)	—	(4,382)	(1,470)
Principal payments paid from operating cash flows (1)	(19,674)	(16,149)	(45,057)	(38,245)
Cash available for distribution	$22,279	$10,943	$59,597	$44,845
(1) Principal payments paid from operating cash flows includes a principal payment on the Lost Creek debt that was due September 30, 2015 and paid subsequently on October 1, 2015 due to an administrative delay.

Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Thursday, November 5, 2015. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 61362931. The replay recording will be available until 11:59 p.m. Eastern Time, November 18, 2015.

A live webcast of the conference call will be also available on the events page in the investor section of Pattern’s website at www.patternenergy.com. An archived webcast will be available for one year.

About Pattern Energy
Pattern Energy Group Inc. is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 16 wind power facilities with a total owned interest of 2,282 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, including statements regarding the ability to achieve the 2015 CAFD estimate, the ability to not require new capital to fund existing assets, the ability of the existing asset base to continue to produce increased CAFD through next year compared to 2015 without further capital requirements, achieve the CAFD run rate target, the anticipated commercial operation date of the construction project on the identified ROFO list, and the ability of the joint venture between Pattern Development and CEMEX Energia to achieve its five-year development goal. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.

# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Sarah Webster 415-283-4076 sarah.webster@patternenergy.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$103,196	$101,656
Restricted cash	18,111	7,945
Trade receivables	37,540	35,759
Related party receivable	689	671
Reimbursable interconnection costs	663	2,532
Derivative assets, current	21,912	18,506
Current net deferred tax assets	307	318
Prepaid expenses and other current assets	23,595	27,954
Deferred financing costs, current, net of accumulated amortization of $4,699 and $3,493 as of September 30, 2015 and December 31, 2014, respectively	1,991	1,747
Total current assets	208,004	197,088
Restricted cash	34,196	39,745
Turbine advances	25,956	79,637
Construction in progress	180,115	26,195
Property, plant and equipment, net of accumulated depreciation of $370,713 and $278,291 as of September 30, 2015 and December 31, 2014, respectively	3,066,461	2,350,856
Unconsolidated investments	115,177	29,079
Derivative assets	47,033	49,369
Deferred financing costs	4,926	5,166
Net deferred tax assets	12,112	5,474
Finite-lived intangible assets, net of accumulated amortization of $2,761 and $154 as of September 30, 2015 and December 31, 2014, respectively	99,398	1,257
Other assets	27,906	11,421
Total assets	$3,821,284	$2,795,287

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)

	September 30, 2015	December 31, 2014
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$36,107	$24,793
Accrued construction costs	43,610	20,132
Related party payable	1,312	5,757
Accrued interest	6,598	3,634
Dividends payable	27,384	15,734
Derivative liabilities, current	16,360	16,307
Revolving credit facility	245,000	50,000
Current portion of long-term debt, net of financing costs of $5,082 and $11,868 as of September 30, 2015 and December 31, 2014, respectively	202,580	109,693
Current net deferred tax liabilities	149	149
Current portion of contingent liabilities	8,910	4,000
Total current liabilities	588,010	250,199
Long-term debt, net of financing costs of $19,959 and $24,887 as of September 30, 2015 and December 31, 2014, respectively	1,204,848	1,304,165
Convertible senior notes, net of financing costs of $5,271 and $0 as of September 30, 2015 and December 31, 2014, respectively	196,191	—
Derivative liabilities	33,203	17,467
Asset retirement obligations	41,553	29,272
Net deferred tax liabilities	24,140	20,418
Contingent liabilities	1,070	175
Finite-lived intangible liability, net of accumulated amortization of $1,301 and $0 as of September 30, 2015 and December 31, 2014, respectively	58,999	—
Other long-term liabilities	8,757	8,857
Total liabilities	2,156,771	1,630,553
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 74,671,950 and 62,062,841 shares outstanding as of September 30, 2015 and December 31, 2014, respectively	747	621
Additional paid-in capital	1,009,381	723,938
Accumulated loss	(79,613)	(44,626)
Accumulated other comprehensive loss	(75,666)	(45,068)
Treasury stock, at cost; 37,492 and 25,465 shares of Class A common stock as of September 30, 2015 and December 31, 2014, respectively	(1,048)	(717)
Total equity before noncontrolling interest	853,801	634,148
Noncontrolling interest	810,712	530,586
Total equity	1,664,513	1,164,734
Total liabilities and equity	$3,821,284	$2,795,287

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue:
Electricity sales	$80,657	$64,251	$218,586	$184,175
Energy derivative settlements	2,969	2,591	15,066	9,309
Unrealized gain (loss) on energy derivative	4,630	3,139	1,600	(11,143)
Related party revenue	955	868	2,630	2,330
Other revenue	486	670	1,352	1,404
Total revenue	89,697	71,519	239,234	186,075
Cost of revenue:
Project expense	28,848	23,835	82,075	56,609
Depreciation and accretion	38,599	30,015	101,997	72,476
Total cost of revenue	67,447	53,850	184,072	129,085
Gross profit	22,250	17,669	55,162	56,990
Operating expenses:
General and administrative	7,218	5,772	22,309	15,963
Related party general and administrative	1,887	1,492	5,316	4,155
Total operating expenses	9,105	7,264	27,625	20,118
Operating income	13,145	10,405	27,537	36,872
Other expense:
Interest expense	(19,941)	(17,999)	(56,802)	(48,427)
Interest rate derivative settlements	(2,412)	(1,030)	(4,331)	(3,082)
Unrealized (loss) gain on derivatives, net	(5,090)	66	(2,393)	(6,599)
Realized loss on derivatives, net	(9,810)	—	(9,810)	—
Equity in (losses) earnings in unconsolidated investments	(9,951)	(5,002)	768	(21,238)
Related party income	605	664	2,029	1,736
Early extinguishment of debt	(4,113)	—	(4,113)	—
Net (loss) gain on transactions	(74)	(68)	(2,663)	14,469
Other income (expense), net	128	145	(1,280)	751
Total other expense	(50,658)	(23,224)	(78,595)	(62,390)
Net loss before income tax	(37,513)	(12,819)	(51,058)	(25,518)
Tax (benefit) provision	(2,181)	(3,538)	676	(1,505)
Net loss	(35,332)	(9,281)	(51,734)	(24,013)
Net loss attributable to noncontrolling interest	(5,927)	(2,073)	(16,747)	(13,115)
Net loss attributable to controlling interest	$(29,405)	$(7,208)	$(34,987)	$(10,898)
Loss per share information:
Net loss attributable to controlling interest	$(29,405)	$(7,208)	$(34,987)	$(10,898)
Dividends declared on Class A common shares	(27,113)	(15,258)	(75,117)	(41,395)
Deemed dividends on Class B common shares	N/A	(7,222)	N/A	(14,679)
Undistributed loss attributable to common stockholders	$(56,518)	$(29,688)	$(110,104)	$(66,972)
Weighted average number of shares:
Class A common stock - Basic	72,789,583	46,317,932	69,233,698	41,022,962
Class A common stock - Diluted	72,789,583	46,317,932	69,233,698	56,577,962
Class B common stock - Basic and diluted	N/A	15,555,000	N/A	15,555,000
Loss per share
Class A common stock:
Basic loss per share	$(0.40)	$(0.15)	$(0.51)	$(0.17)
Diluted loss per share	$(0.40)	$(0.15)	$(0.51)	$(0.19)
Class B common stock:
Basic and diluted loss per share	N/A	$(0.02)	N/A	$(0.24)
Dividends declared per Class A common share	$0.36	$0.33	$1.06	$0.96
Deemed dividends per Class B common share	N/A	$0.46	N/A	$0.94

Pattern Energy Group Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	Nine months ended September 30,
	2015	2014
Operating activities
Net loss	$(51,734)	$(24,013)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	102,108	72,476
Loss on disposal of equipment	398	—
Amortization of financing costs	5,581	4,246
Unrealized loss on derivatives, net	793	17,742
Stock-based compensation	3,234	3,128
Net gain on transactions	—	(16,526)
Deferred taxes	340	(1,505)
Equity in (earnings) losses in unconsolidated investments	(813)	21,238
Unrealized loss on exchange rate changes	823	—
Amortization of power purchase agreements, net	1,175	—
Amortization of debt discount/premium, net	798	—
Realized loss on derivatives, net	10,192	—
Early extinguishment of debt	3,958	—
Changes in operating assets and liabilities:
Trade receivables	5,657	(5,255)
Prepaid expenses and other current assets	(2,589)	13,139
Other assets (non-current)	(2,022)	(503)
Accounts payable and other accrued liabilities	4,180	1,642
Related party receivable/payable	506	(1,017)
Accrued interest payable	1,970	(917)
Contingent liabilities	764	—
Long-term liabilities	83	25
Increase in restricted cash	(2,120)	—
Net cash provided by operating activities	83,282	83,900
Investing activities
Cash paid for acquisitions, net of cash acquired	(406,284)	(167,585)
Decrease in restricted cash	41,820	23,861
Increase in restricted cash	(33,890)	(10,406)
Capital expenditures	(315,954)	(18,615)
Distribution from unconsolidated investments	23,494	17,104
Contribution to unconsolidated investments	—	(2,320)
Reimbursable interconnection receivable	1,869	1,418
Other assets	2,781	2,472
Net cash used in investing activities	(686,164)	(154,071)

Pattern Energy Group Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	Nine months ended September 30,
	2015	2014
Financing activities
Proceeds from public offering, net of expenses	317,822	286,834
Proceeds from issuance of convertible senior notes, net of issuance costs	219,557	—
Proceeds from exercise of stock options	—	273
Repurchase of shares for employee tax withholding	(331)	(380)
Dividends paid	(63,455)	(37,104)
Payment for deferred equity issuance costs	(1,940)	—
Buyout of noncontrolling interest	(121,224)	—
Capital contributions - noncontrolling interest	193,064	2,550
Capital distributions - noncontrolling interest	(4,382)	(1,470)
Decrease in restricted cash	41,429	13,508
Increase in restricted cash	(41,184)	(13,508)
Refund of deposit for letters of credit	3,425	—
Payment for deferred financing costs	(8,445)	(603)
Proceeds from revolving credit facility	295,000	—
Repayment of revolving credit facility	(100,000)	—
Proceeds from construction loans	294,502	1,087
Repayment of long-term debt	(405,036)	(53,085)
Payment for interest rate derivatives	(11,061)	—
Net cash provided by financing activities	607,741	198,102
Effect of exchange rate changes on cash and cash equivalents	(3,319)	(842)
Net change in cash and cash equivalents	1,540	127,089
Cash and cash equivalents at beginning of period	101,656	103,569
Cash and cash equivalents at end of period	$103,196	$230,658
Supplemental disclosures
Cash payments for interest expense, net of capitalized interest	$38,241	$43,040
Acquired property, plant and equipment from acquisitions	579,712	674,743
Schedule of non-cash activities
Change in fair value of designated interest rate swaps	4,510	(18,541)
Change in property, plant and equipment	20,744	(97,051)
Non-cash deemed dividends on Class B convertible common stock	—	14,679
Non-cash increase in additional paid-in capital from buyout of noncontrolling interests	16,715	—
Equity issuance costs paid in prior period related to current period offerings	433	—